Exhibit 99.2

Phase II Human Trial of ViralClear's Anti-Viral for SARS-CoV-2 Coronavirus Underway at 4 Key Trial Sites

Adult patients hospitalized with COVID-19 are enrolled in Austin, TX, Rochester, MN, Jacksonville, FL, and Scottsdale, AZ

Westport, CT, July 13, 2020 (GLOBE NEWSWIRE) -- BioSig Technologies, Inc. (Nasdaq: BSGM) ("BioSig" or the "Company") and its subsidiary, ViralClear Pharmaceuticals, Inc., today announced the enrollment of adult patients for its Phase II trial for merimepodib, a broad- spectrum, orally administered antiviral drug candidate for the treatment of COVID-19, at four key trial sites. The trial sites are located in Austin, TX, Rochester, MN, Jacksonville, FL, and Scottsdale, AZ.

Merimepodib is intended to be orally administered and has demonstrated broad-spectrum in-vitro antiviral activity, including strong activity against SARS-CoV-2 in cell cultures.

"Three of our four trial sites where our partners are enrolling patients are in the recognized hot spots of Texas, Arizona, and Florida. The patients in this trial are hospitalized and requiring oxygen; therefore, providing effective treatment is of the utmost importance to all," commented Kenneth L. Londoner, Chairman and CEO of BioSig Technologies, Inc., the majority shareholder of ViralClear Pharmaceuticals, Inc. "Arizona, Florida, and Texas are unfortunately seeing spikes in COVID-19 cases resulting in hospitals reaching near capacity. We would like to thank our clinical partners for the steady progress with the trial and expect to report the trial data later this summer".

The Phase II randomized, double-blind, placebo-controlled study is designed to enroll adult patients with advanced Coronavirus Disease 2019 (COVID-19). A description of this clinical trial can be accessed via www.clinicaltrials.gov.

Preclinical in vitro laboratory studies performed by the Galveston National Laboratory at The University of Texas Medical Branch demonstrated that merimepodib, provided in combination with remdesivir, showed a reduction in SARS-CoV-2 replication to undetectable levels. Peer-reviewed publication of these findings can be found at F1000 Research: https://f1000research.com/articles/9-361

About BioSig Technologies

BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company's first product, PURE EP(tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

About ViralClear Pharmaceuticals and Merimepodib (MMPD)

BioSig's subsidiary, ViralClear Pharmaceuticals, Inc., is seeking to develop a novel pharmaceutical called merimepodib to treat patients with COVID-19. Merimepodib is intended to be orally administered and has demonstrated broad-spectrum in vitro anti-viral activity, including strong activity against SARS-CoV-2 in cell cultures. Merimepodib was previously in development as a treatment for chronic hepatitis C and psoriasis by Vertex Pharmaceuticals Incorporated (Vertex), with 12 clinical trials (7 in phase 1 and 5 in phase 2) with over 400 subjects and patients and an extensive preclinical safety package was completed. A manuscript titled, "The IMPDH inhibitor merimepodib provided in combination with the adenosine analogue remdesivir reduces SARS-CoV-2 replication to undetectable levels in vitro", was submitted to an online peer-reviewed life sciences journal. This manuscript is authored by Natalya Bukreyeva, Rachel A. Sattler, Emily K. Mantlo, John T. Manning, Cheng Huang and Slobodan Paessler of the UTMB Galveston National Laboratory and Dr. Jerome Zeldis of ViralClear Pharmaceuticals, Inc. ("ViralClear") as a corresponding author. This article highlights pre-clinical data generated under contract with Galveston National Laboratory at The University of Texas Medical Branch.

Forward-looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133